Exhibit 10.2

SETTLEMENT AND RELEASE AGREEMENT

THIS SETTLEMENT AND RELEASE AGREEMENT (together with the exhibits hereto, the “Settlement Agreement”) is made and entered into effective as of September 23, 2010, by and between Health Discovery Corporation (“HDC”), a Georgia corporation and William F. Quirk, Jr. (the “Investor”) (HDC and Investor are collectively referred to herein as the “Parties”).

W I T N E S S E T H:

WHEREAS, Investor has filed a lawsuit in Fulton County Superior Court (No. 2010CV185333) (the “Action”) claiming that Investor is entitled to a two-year extension on the exercise period of certain warrants received by Investor in connection that certain Securities Purchase Agreement dated August 15, 2007 by and between HDC and the investors listed therein (including Investor) (as amended, the “Purchase Agreement”);

WHEREAS, HDC has filed certain counterclaims against Investor alleging that Investor, as a director of HDC during the negotiation and execution of the Purchase Agreement and the related warrants, violated certain fiduciary duties owed to HDC and its shareholders; and

WHEREAS, although HDC denies the claims made by Investor and Investor denies the counterclaims made by HDC, the Parties have heretofore engaged in substantial negotiations regarding the settlement of Investor’s potential claims and now wish to document the terms of the agreed settlement.

NOW, THEREFORE, for and in consideration of the promises, covenants, warranties and agreements set forth herein, and other good and valuable consideration, the Parties, intending to be legally bound, hereby covenant and agree as follows:

1.  The Exchanged Warrants.  Pursuant to claims made in the Action, Investor has asserted that Health Discovery Corporation Stock Purchase Warrant No. 07-047 for 16,263,888 shares of common stock of HDC at an exercise price of $0.14 per share (the “$0.14 Warrant”) and Health Discovery Corporation Stock Purchase Warrant No. 07-048 for 16,263,888 shares of common stock of HDC at an exercise price of $0.19 per share (the “$0.19 Warrant” and together with the $0.14 Warrant, the “Exchanged Warrants”) expire on September 7, 2012.  HDC asserts, however, that the Exchanged Warrants expired unexercised on September 7, 2010.

Investor and HDC expressly acknowledge that Investor still holds Health Discovery Corporation Stock Purchase Warrant dated January 31, 2006 for 1,000,000 shares of HDC common stock with an exercise price of $0.13 and an exercise period expiring on January 31, 2012 (the “Existing Warrant”).  The Existing Warrant and all of the Investor’s rights thereunder are unaffected by this Agreement.

2.  Grant of New Warrants in Exchange for the Exchanged Warrants.  Immediately upon execution of this Settlement Agreement, Investor shall transfer and deliver the Exchanged Warrants to HDC (i.e., warrants representing 32,527,776 underlying shares of HDC common stock).  In exchange therefore, HDC shall issue three new warrants to Investor for a total of 10,000,000 shares of HDC common stock (the “Settlement Warrants”), substantially in the form set forth at Exhibit A, on such terms as set forth below:

Settlement Warrants	Number of Warrants	Exercise Price	Exercise Period Ending on
First Warrant	3,333,333	$0.20	September 22, 2011
Second Warrant	3,333,333	$0.25	March 22, 2012
Third Warrant	3,333,334	$0.30	September 22, 2012

As a result of the exchange of the Exchanged Warrants for the Settlement Warrants, a net total of 22,527,776 shares of underlying HDC common stock shall become available for use by HDC for unrestricted corporate purposes.  The Settlement Warrants shall be immediately exercisable by Investor.  HDC shall deliver the Settlement Warrants to Investor within five Business Days of the effective date of this Settlement Agreement.

If at any time after the date hereof, HDC proposes to file or amend a registration statement under the Securities Act of 1933 with respect to HDC’s common stock (other than a registration statement on Form S-8 or Form S-4, for an offering of debt that is convertible into equity securities of HDC, or for a dividend reinvestment plan), then HDC shall give Investor at least 30 days written notice prior to filing any such registration statement or amendment.  If within 15 days of receipt of such written notice Investor shall request in writing that HDC register the shares of common stock underlying the Existing Warrant and the Settlement Warrants in such registration statement or amendment, then HDC shall use its reasonable best efforts to cause the shares of common stock underlying the Existing Warrant and the Settlement Warrants to be included in such registration statement or amendment, when filed, and registered for resale (subject to the consent of the underwriter in any underwritten offering and subject to pro-rata cutback along with other shares with similar registration rights).  The registration rights referred to in this Section shall be suspended as soon as, but only as long as, all of the shares of common stock underlying the Existing Warrant and the Settlement Warrants are freely saleable, without registration, under the provisions of Rule 144 promulgated pursuant to the Securities Act of 1933.

3.     Exercise Price Adjustment.  HDC agrees to establish a hypothetical account on its books and records to provide Investor an adjustment (the “Exercise Price Adjustment”) to be used against the aggregate exercise price of the Settlement Warrants.  The Exercise Price Adjustment shall be based upon a valuation equal to the fair market value of a hypothetical 2,000,000 shares of HDC common stock (subject to adjustment to reflect any stock dividend, stock split, or reverse stock split, or any capital reorganization or recapitalization of HDC affecting its common stock), as if such shares were being held in the account, and may be applied by Investor, in whole or in part, to the exercise of all or part of the Settlement Warrants (i.e. upon exercise of one or more of the Settlement Warrants, any unused portion of the Exercise Price Adjustment shall carry over to, and may be used in, any subsequent exercises of any of the Settlement Warrants).

The fair market value of each hypothetical share of HDC common stock pursuant to this Section 3 shall be the closing price of HDC’s common stock on the over-the-counter bulletin board (or upon Nasdaq or any other exchange if HDC’s shares shall then be so listed) on the day immediately preceding the date of notice by Investor that Investor intends to exercise all or a portion of the Settlement Warrants (or if no such trade occurs or if HDC’s common stock is not then traded, then the fair market value of each share shall be determined by the definition of “Current Market Price” in the form of Settlement Warrant attached hereto as Exhibit A).  Immediately following the application of some or all of the Exercise Price Adjustment to an exercise of any amount of one or more of Settlement Warrants, the number of hypothetical shares of HDC common stock used to determine the then current amount of the available balance of the Exercise Price Adjustment shall be reduced by that number of shares (including factional shares, if any) equal to the following amount: (i) the dollar value of the Exercise Price Adjustment applied to the exercise, divided by (ii) the fair market value per share used in calculating the Exercise Price Adjustment for such exercise.

If Investor does not request the use of the entire Exercise Price Adjustment to offset the exercise price of all or a portion of the Settlement Warrants prior to the second anniversary of the effective date of this Settlement Agreement, then Investor will receive no value for the remaining balance of the Exercise Price Adjustment and HDC will reverse any entry on its books and records for the remaining balance of the Exercise Price Adjustment.

Investor’s right to the Exercise Price Adjustment under this Section is personal to Investor and may not be transferred to another person notwithstanding any transfer of all or a portion of the related Settlement Warrants, provided, however, that the right to the Exercise Price Adjustment shall, upon Investor’s death, transfer to Investor’s estate and shall be exercisable by his personal representative.  Investor’s right to the Exercise Price Adjustment under this Section shall not entitle Investor to any rights as a stockholder of HDC, including, without limitation, the right to vote, to receive dividends and other distributions or to receive notice of or attend meetings of stockholders or any other proceedings of HDC.

4.  Dismissal of Action.  Within five Business Days of the date of this Agreement, provided Investor has received the executed originals of the Settlement Warrants, the Parties shall take all action necessary to dismiss with prejudice the Action (including the counterclaims raised therein) by filing the Consent Dismissal with Prejudice attached hereto as Exhibit B.

5.  Investor’s General Release and Covenant Not to Sue.  For himself and his successors, assigns, agents, affiliates and representatives, Investor hereby releases HDC and all of its predecessors, successors, assigns, affiliates, subsidiaries, parents, current and former directors, employees, agents, accountants, attorneys, and other representatives of any kind, including without limitation, Stephen D. Barnhill in his personal capacity in addition to his roles as an officer and director of HDC (all such persons or entities referred to as the “HDC Released Parties”) from and as to any and all liability, claims, actions, causes of action, suits, and demands, whether in law or in equity, whether known to Investor or unknown, whether ex contractu or ex delicto, for damages of every kind, character or description, costs, expenses, compensation, consequential damages, attorney’s fees and expenses of litigation and any damages for fraud or misrepresentation, or any other thing whatsoever (including, without limitation, any claims arising out of or in any way pertaining to the Action, the Purchase Agreement, the $0.14 Warrant or the $0.19 Warrant, but excluding any claims arising out of or in any way pertaining to the Existing Warrant), from the beginning of time to the date of this Settlement Agreement (all such liabilities, claims, actions, causes of action, suits, and demands, whether in law or in equity, whether known or unknown, whether ex contractu or ex delicto, referred to as the “Investor Claims”).  Investor agrees that this release is to be construed in its broadest possible sense to release the HDC Released Parties from the Investor Claims.  In addition, Investor covenants not to sue any of the HDC Released Parties for any Investor Claims.  The Parties agree this general release and covenant not to sue does not relate to, and shall have no affect upon, any rights or claims of Investor relating to (a) any potential non-performance by HDC under this Settlement Agreement, (b) the Existing Warrant or (c) events, actions or conduct after the execution of this Settlement Agreement.

6.  HDC’s General Release and Covenant Not to Sue.  For itself and its successors, assigns, affiliates, agents, principals, officers, directors and representatives, HDC hereby releases Investor and all of his predecessors, successors, assigns, affiliates, employees, agents, accountants, attorneys, and other representatives of any kind (all such persons or entities referred to as the “Investor Released Parties”) from and as to any and all liability, claims, actions, causes of action, suits, and demands, whether in law or in equity, whether known to HDC or unknown, whether ex contractu or ex delicto, for damages of every kind, character or description, costs, expenses, compensation, consequential damages, attorney’s fees and expenses of litigation and any damages for fraud or misrepresentation, or any other thing whatsoever (including, without limitation, any claims arising out of or in any way pertaining to the Action, the counterclaims set forth in the Action, or the facts relating to the Counterclaims set forth in the Action), from the beginning of time to the date of this Settlement Agreement (all such liabilities, claims, actions, causes of action, suits, and demands, whether in law or in equity, whether known or unknown, whether ex contractu or ex delicto, referred to as the “HDC Claims”).  HDC agrees that this release is to be construed in its broadest possible sense to release the Investor Released Parties from the HDC Claims.  In addition, HDC, its directors and officers covenant not to sue any Investor Released Parties for any HDC Claims.  The Parties agree this general release and covenant not to sue does not relate to any potential non-performance by Investor under this Settlement Agreement or to claims arising from conduct after the execution of this Settlement Agreement.

7.  Standstill Agreement.  Investor further agrees that for a period of five years following the execution of this Agreement, neither Investor nor any of his affiliates, agents or representatives shall (i) except with the specific written request of HDC, acting through a vote of a majority of its board of directors, propose to enter into, directly or indirectly, any merger, tender offer, exchange offer, recapitalization or any other business combination involving HDC, other than any such transaction or offer approved by the HDC board of directors and publicly announced, (ii) solicit proxies or consents to vote any securities of HDC, (iii) engage in short selling the common stock of HDC or otherwise enter into any agreement or arrangement with any person for the purposes of short selling the common stock of HDC, (iv) act alone or in concert with others to seek to control or influence the management, board of directors or policies of HDC, or (v) cooperate with any party seeking to do any of the foregoing.

8.  No Admission of Liability.  The execution of this Settlement Agreement by the Parties hereto and the performance of the obligations stated and contemplated hereby do not constitute an admission of any obligation or liability by any Party to any other Party, but represent only a desire by the Parties to buy their peace, to compromise and settle complex and contested issues and avoid the expense and uncertainty of litigation.  The Parties explicitly deny any and all liability with regard to all allegations and claims that are subject to this Settlement Agreement.

9.  Confidentiality.  The Parties and their counsel represent and agree that upon execution of this Settlement Agreement, they will keep the terms, amount, and facts of this Settlement Agreement completely confidential, and that they will not hereafter voluntarily disclose any information in any form, directly or indirectly, concerning this Settlement Agreement, to any person, entity, or governmental body; provided, however, that HDC may make public disclosure by any means necessary (i.e. press release) to distribute the material terms of the Settlement Agreement to the stockholders and potential purchasers of HDC’s common stock.  The Parties agree that in response to any inquiries, they will state only that the claims have been resolved and the Action has been dismissed, provided, however, that the Investor may disclose anything that HDC discloses in any publicly-available press releases or filings that it makes with the Securities and Exchange Commission.  Notwithstanding the foregoing, nothing in this Settlement Agreement shall prohibit the Parties from disclosing such terms to their legal, financial or tax advisers, or as otherwise required by law (including, without limitation, HDC’s obligations to make public disclosures under the Securities Act, or the Securities Exchange Act of 1934, as amended) or to enforce the terms of this Settlement Agreement.  In the event disclosure of the terms of this Settlement Agreement through production of documents or by testimony is the subject of a legal demand asserted with the authority and jurisdiction of a court or governmental entity, the Party receiving such demand in the form of a subpoena, court order, or other request sanctioned by law shall promptly notify the other Party of such demand by written notice to provide the other Party with an opportunity to quash or defend against any disclosure of any kind concerning this Settlement Agreement within the time prescribed by law.  In the event of any disclosure, all reasonable efforts will be used to provide only such information as is required.

10.  No Disparagement.  The Parties acknowledge and agree that they will not intentionally make any disparaging, libelous, slanderous or defamatory statements directly or indirectly in any form against the other Party and any of their employees, officers, executives, attorneys, affiliates, agents and representatives, and that they shall instruct their employees, officers, executives, attorneys, affiliates, agents and representatives not to make any such statements.

11.  Each Party Bears Own Costs.  Each Party shall bear its or his own respective costs relating to this settlement, including the costs of its or his respective attorneys.

12.  Advice of Attorneys; No Presumption Against Drafting Party.  The Parties hereto have entered into this Settlement Agreement freely, each upon the advice of attorneys of their own choosing.  Each Party acknowledges that it fully understands the terms of the Settlement Agreement.  The releases provided herein are given voluntarily and are not based upon any representations or statements of any kind by any Party, or representative of any Party, as to the merit, legal liability, or value of any claim or claims released herein, or any other matter relating thereto.  If an ambiguity or question of intent arises with respect to any provision or provisions of this Settlement Agreement, the Settlement Agreement will be construed as if drafted jointly by the Parties and no presumption of burden of proof will arise favoring or disfavoring either party by virtue of authorship of any of the provisions of this Settlement Agreement.

13.  Governing Law; Forum.  This Settlement Agreement shall be deemed an agreement made and to be performed in the State of Georgia and shall be construed in accordance with the laws of the State of Georgia, without regard to conflict of laws provisions. The Parties consent to the exclusive jurisdiction and venue of the United States District Court for the Northern District of Georgia (provided that if jurisdiction is not proper in federal court, the parties consent to the exclusive jurisdiction and venue of the superior and state courts sitting within Fulton County, Georgia), with respect to any and all disputes arising hereunder and with respect to the enforcement of this Settlement Agreement.  The Parties hereby waive any objection that the forum is inconvenient.

14.  Remedies.  The Parties agree damages would not be an adequate remedy if one Party does not take the actions required under this Settlement Agreement and each Party agrees the other shall be entitled to seek equitable relief from the United States District Court for the Northern District of Georgia (provided that if jurisdiction is not proper in federal court, the parties consent to the exclusive jurisdiction and venue of the superior and state courts sitting within Fulton County, Georgia).  Furthermore, each Party agrees that it will reimburse the other Party for the other Party’s reasonable legal costs and expenses actually incurred by the other Party related to any breach by the first Party of this Settlement Agreement upon a final judicial determination that such first Party breached this Settlement Agreement.

15.  Multiple Counterparts.  This Settlement Agreement may be executed in multiple original counterparts, each of which will be deemed an original and together shall constitute one document.  In addition, the Parties agree that facsimile signatures shall be acceptable to evidence the Parties’ assent to this Settlement Agreement.

16.  Entire Understanding.  This Settlement Agreement, along with the agreements, instruments and schedules attached as exhibits hereto (including the Settlement Warrants), contains the entire understanding and agreement by and between the Parties hereto and is intended to settle all claims and disputes related to or arising out of the matters in the Action, the Investor Claims and the HDC Claims.  This Settlement Agreement, including the exhibits, supersedes any prior understandings or agreements (other than the Existing Warrants, which shall be unaffected hereby), whether oral or written, and none of the Parties is relying on any promises, representations, communications, statements, assertions, declarations, omissions, agreements, arrangements or understandings, oral or written, that are not fully expressed herein.  Additionally, the consideration recited herein is the full, complete and entire consideration for this Settlement Agreement, and there is no further consideration to be paid or exchanged by any Party to any other Party other than as recited herein.

17.  No Transfer of Claims; Capacity.  Each of the Parties to this Settlement Agreement hereby represents and warrants that it has not assigned or otherwise transferred to any other person any interest in the claims, demands, obligations, or causes of action released herein and that such Party has the authority and the proper approval to execute this Settlement Agreement and that the undersigned representative of each Party is acting within the scope of his authority to enter into and execute this Settlement Agreement.

18.  Successors and Assigns.  This instrument shall be binding upon each of the Parties, their successors, representatives, officers, directors, agents, employees and assigns.

19.  Notices.  For purposes of this Agreement, “Business Day” shall mean any day that is not a Saturday or Sunday or a day on which banks are required or permitted to be closed in the State of Georgia.  Any notice required to be provided pursuant to this Settlement Agreement shall be in writing and shall be deemed given (a) if by hand delivery, upon receipt thereof, (b) if mailed, three Business Days after deposit in the U.S. mails, postage prepaid, registered or certified mail, return receipt requested, (c) if sent by nationally recognized overnight courier, one Business Day after deposit therewith or (d) if faxed, upon completion of the facsimile transmission, as verified by a printout showing satisfactory transmission, except that should a facsimile be sent on a non-Business Day or after 5:00 pm on a Business Day, receipt shall be deemed to occur on the next Business Day.  Any party giving notice shall send courtesy copies of such notice by email (with any applicable forms attached thereto).  All notices shall be addressed to the Parties at the respective addresses indicated below:

If to HDC:
Health Discovery Corporation
2 East Bryan Street, Suite #502
Savannah, Georgia 31401
Attn: Stephen Barnhill
Facsimile: (912) 443-1989
Email: sbarnhill@healthdiscoverycorp.com

with a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough, LLP
201 17th Street NW
Suite 1700
Atlanta, GA 30363
Attn: Jeffrey A. Allred
Facsimile: (404) 322-6050
Email: jeff.allred@nelsonmullins.com

If to the Investor:
William F. Quirk, Jr.
10 Water Witch Crossing
Savannah, GA 31411
Facsimile: (912) 598-5149
Email: wfquirk@bellsouth.net

with a copy (which shall not constitute notice) to:

Morris, Manning & Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Rd., NE
Atlanta, GA 30326
Attn: David Rabin
Facsimile: (404) 365-9532
Email: drabin@mmmlaw.com

Each Party shall promptly notify the other Party of any address change.

20.        Income Tax Treatment.  HDC acknowledges that for income tax purposes the transaction contemplated by this Settlement Agreement will be treated by Investor as an exchange of the Exchanged Warrants for the Settlement Warrants pursuant to and governed by Sections 354, 368(a)(1)(E), and 1032 of the Internal Revenue Code of 1986, as amended (the “Code”).  Investor acknowledges that HDC is not providing Investor with any tax advice and Investor is relying solely on the advice of its tax advisors in making the foregoing determination.  Unless and then only to the extent otherwise required by a “determination” (as defined in Section 1313(a)(1) of the Code) or by a similar applicable provision of state or local law, each Party agrees (i) to report the transaction contemplated by this Settlement Agreement as an exchange governed by Sections 354, 368(a)(1)(E), and 1032 of the Code and (ii) not to take any position on any income tax return, or in any audit, administrative proceeding, or litigation, that is inconsistent with the characterization of the transaction as an exchange governed by Sections 354, 368(a)(1)(E), and 1032 of the Code.

IN WITNESS WHEREOF, the Parties hereto have caused this Settlement Agreement to be executed as of the date and year first set forth above.

HEALTH DISCOVERY CORPORATION

By:
 Thomas L. Gallagher
                Executive Vice President

INVESTOR

______________________________
                 William F. Quirk, Jr.

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